EXHIBIT 14


                 Business Ethics & Standards of Conduct Policy

     Charming Shoppes, Inc. endeavors to comply with all applicable laws and to maintain the highest ethical standards in conducting business. We rely on the loyalty and sound judgment of every associate in adhering to these high standards. Thus, it is important that you are not placed in a situation where your business ethics are in question. To help avoid conflicts of interest and support our core values, we have prepared this Policy to touch on areas of importance and provide guidance to our associates.

     Never compromise your position or the Company's by permitting a conflict to arise. This Policy will assist you in avoiding situations that may cause a conflict with our high ethical standards. It is intended to create an honest and ethical environment for associates and customers, but is not intended to be all-inclusive. This Policy is applicable to all directors, officers and associates of the Company and as used herein, "associate" means directors, officers, and employees of Charming Shoppes, Inc. and each of its subsidiaries and affiliates.

Violations Of Our Policies/Reporting

     It is the responsibility of each associate to comply with the provisions of this Policy. Violations of this Policy may result in disciplinary action up to and including employment dismissal.

     Associates have a duty to factually report any known violations or existing violations of our core values and ethical responsibilities as outlined in this Policy. Reporting obligations apply whether or not the associate was personally involved in the alleged violation of the Policy. Failure to report violations can have substantial consequences. In no event may an associate be subject to reprisals, retribution or any career disadvantage for complying with this Policy. When possible, the identity of the reporting associate will be kept confidential (except in cases where the Company is required by law or judicial process).

Procedure For Confidential Complaints On Financial Disclosures & Other Financial Matters

     We have always been a company that values honesty, integrity and compliance with legal requirements and established financial and accounting principles. We operate the Company based on these values. Unfortunately, not all companies in America do so.

     In 2002, in response to questionable accounting practices discovered elsewhere, the United States Congress passed the Sarbanes-Oxley Act.

     This Act requires that audit committees of each U.S. public company establish procedures for 1) receipt, retention and treatment of complaints received by a company regarding accounting, internal accounting controls or auditing matters and 2) the confidential, anonymous submission by employees of a company regarding questionable accounting or auditing matters.

     In compliance with this Act, the Audit Committee of our Board of Directors has established the following procedures:

     1. Any associate may submit, on a confidential, anonymous basis (if the associate desires) any concerns regarding the Company's financial statement disclosures, accounting, internal accounting controls or auditing matters using either of the following methods:

     a) Toll-free Financial Compliance Hotline

          Place a call to the Company's designated toll-free, non-traceable telephone line at 800-227-4602 and leave details of such concerns on the voice recorder to which the Company's General Counsel has sole and exclusive access; or

     b) Written Communication

          Set forth such concerns in writing and forward them in a sealed envelope to the Chair of the Audit Committee in care of the General Counsel, Charming Shoppes, Inc., 450 Winks Lane, Bensalem, PA 19020. The envelope should be labeled with "To be opened by the Audit Committee only" or a similar legend. If the associate would like to discuss any matter with the Audit Committee, the associate should indicate this in the submission and include a telephone number at which he/she might be contacted if the Audit Committee deems it appropriate. Any such written or telephone communications received by the General Counsel shall be forwarded or communicated promptly, as the case may be, to the Chair of the Audit Committee.

     2. The General Counsel shall forward to the Chair of the Audit Committee of the Board of Directors any complaints received regarding financial statement disclosures, accounting, internal accounting controls or auditing matters.

     3. At each of its meetings, including any special meetings called by the Chair of the Audit Committee following the receipt of any information pursuant to these procedures, the Audit Committee shall review and consider any complaints or concerns that it has received and take any action that it deems appropriate in order to respond thereto. The Audit Committee is responsible for ensuring that proper steps are taken to investigate any such complaints or concerns and that they are resolved in a timely fashion.

     4. The Audit Committee shall retain records of any such complaints or concerns for a period of no less than seven years.

     The General Counsel is obligated to forward associates' concerns to the Chair of the Audit Committee and to keep those communications confidential. Also, any associate who lawfully discloses information about fraudulent activities within the Company or otherwise assists criminal investigators, federal regulators, Congress, his/her supervisor or other proper people within the Company, or other parties in a judicial proceeding in detecting and stopping fraud is protected by law against retaliation by the Company for doing so.

     The preceding procedures, as prescribed by the Audit Committee, are for communicating only those concerns that relate to the Company's financial statement disclosures, accounting, internal accounting controls or auditing matters. Other matters should be reported as provided in the following section.

Confidential Reporting of nonfinancial ethical concerns

     Business ethics concerns related to matters other than those stated in the preceding section can be reported to the Business Ethics Hotline at 800-350-0329. This hotline, too, is completely confidential and only accessible by the EVP Corporate & Labor Relations/Business Ethics & Loss Prevention. Associates may also express concerns in writing addressed to EVP Corporate & Labor Relations/Business Ethics & Loss Prevention, Charming Shoppes, Inc., 450 Winks Lane, Bensalem, PA, 19020, in an envelope labeled "confidential."

Administration of policy

     The Company's Business Conduct Committee (General Counsel, CFO and EVP Corporate & Labor Relations/Business Ethics & Loss Prevention) is responsible for setting the standards of business conduct set forth in this Policy, updating these standards as appropriate and monitoring compliance with and enforcement of these standards. While the EVP Corporate & Labor Relations/Business Ethics & Loss Prevention will oversee the procedures designed to implement and enforce this Policy, it is the responsibility of all associates to comply with this Policy. Anyone who has a question regarding any policy or the application of this Policy to a particular situation is encouraged to discuss the matter with his/her manager or the Human Resources Department.

     Any waivers of the provisions in this Policy for executive officers or directors may only be granted by our Board of Directors and will be promptly disclosed to the Company's shareholders, along with the reasons for the waiver. Any waivers of this Policy for other associates may only be granted by the EVP Corporate & Labor Relations/Business Ethics & Loss Prevention. Amendments to this Policy must be approved by our Board of Directors, and will be disclosed to the Company's shareholders.

     Certain actions described in this Policy may only be taken by you if you have received "Prior Approval," which means for purposes of this Policy, the prior approval of your immediate supervisor, the EVP Corporate & Labor Relations/Business Ethics & Loss Prevention or another member of the Business Conduct Committee, or, in the case of executive officers and directors, by the Chair of the Audit Committee (and in the case of the Chair of the Audit Committee, by a majority of the members of the Audit Committee). A Prior Approval shall not be considered a waiver of any provision of this Policy.

     You will be required to sign a statement annually that you have read and understand this Policy and are not aware of any violations.

Compliance with Laws

     The Company endeavors to comply with all applicable laws and governmental regulations that are applicable to the Company's activities. The Company requires all associates acting on the Company's behalf to comply with and obey all applicable laws and governmental regulations.

Fraudulent Behavior

     Fraud is a broad concept that refers generally to any intentional act to cheat, trick, steal, deceive or lie to secure an unfair or unlawful gain. It is important to understand what fraud is so that you can recognize it and avoid mistakes. Some examples include: submitting false expense reports; forging or altering checks; misusing Company property or misappropriation of Company assets, including embezzlement, payroll fraud and theft; unauthorized handling or reporting of transactions; and making an entry on the Company's financial records or financial statements that is not in accordance with proper accounting standards. Intentional acts of fraud by associates are subject to strict disciplinary action, including dismissal and possible civil and/or criminal action.

Conflicts of Interest

     You must avoid situations or interests which interfere or appear to interfere with your judgment with respect to your duties to the Company or which may cause you to be influenced by considerations of personal gain, or other reasons not in the best interest of the Company and its shareholders.

     While we respect an individual's right to privacy in personal matters, if an associate's personal affairs create or appear to create a conflict or potential conflict with the interests of the Company and its shareholders, we may insist on full disclosure of the relevant facts to determine if any conduct by the associate is unethical or illegal.

     Unless disclosed in advance (by the procedure described below), and Prior Approval obtained, no associate or family member of an associate shall have a direct or indirect financial interest of any kind or nature in any business, partnership, proprietorship, company or other person which supplies goods and/or services, directly or indirectly, or which competes with any business we engage in from time to time. For purposes of this paragraph the term "financial interest" means any stock or other ownership interest, or any employment, consulting or other relationship which provides financial benefits of any kind, provided this does not include ownership of five percent (5%) or less of the issued and outstanding shares of stock of a corporation traded on a national securities exchange or over-the-counter market.

     For the purposes of this Policy, "family member" means a spouse or domestic partner, parent, parent of a spouse or domestic partner, siblings, siblings-in -law, children, stepchildren, grandchildren, grandparents, aunts, uncles nephews and nieces.

     You must not make or influence any decision on behalf of the Company which could directly or indirectly benefit a family member who has a significant interest in a transaction with any competitor or supplier. You must disclose the existence of any potential conflict to the EVP Corporate & Labor Relations/Business Ethics & Loss Prevention or another member of the Business Conduct Committee.

     Questions should be directed to your immediate supervisor, the EVP Corporate & Labor Relations/Business Ethics & Loss Prevention or another member of the Business Conduct Committee.

     Upon reporting of the conflict or potential conflict, the Company will determine whether the situation is detrimental to the interests of the Company.

     No associate should accept an offer from any competitor or any other company having or seeking business with the Company to purchase stock or any other equity interest of such other company on terms that are not generally available to the public.

Gifts and Entertainment

     The purpose of business gifts and entertainment in a commercial setting is to create goodwill and sound working relationships, and not to gain unfair advantage. To avoid conflicts of interest and the appearance of impropriety, you shall not accept or offer any gift or provide or accept any entertainment except as provided in this section:

     1. Government Employees:

          Gifts: Federal law prohibits the offer, promise or gift of anything of value to an employee, agent, or official of the federal government if made with an intent to influence such individual within his/her area of responsibility. To play it safe, we've adopted a policy that prohibits gifts of any kind to government employees, agents or officials.

          Entertainment: Our policy discourages entertainment of government employees, agents or officials. If you consider such entertainment appropriate and wish to engage in such entertainment, you must obtain Prior Approval.

     2.   Employees of Vendors, Prospects or Suppliers:

          Gift giving: Unless you have obtained Prior Approval, you may only give gifts to any employee of a vendor, prospect or supplier that are (a) not a cash gift; (b) consistent with customary business practices; and (c) not excessive in value. In no event may you give a gift to any such employee if it could be reasonably construed as a bribe or if the gift would violate any laws or regulations.

          Gift Receiving: Associates may not accept any gifts from any supplier, prospect or customer including cash, merchandise, services, trips, accommodations or other valuable items other than noncash gifts of nominal value.

          All gifts received in excess of nominal value should be returned to the giver with a note explaining our policy and should be reported to the Human Resources Department. Perishable gifts in excess of nominal value that cannot be returned must be donated to charity.

          Entertainment: Unless you have obtained Prior Approval, the only types of entertainment in which you may participate with any employee of a vendor, prospect or supplier of the Company are meals, sporting, cultural and similar events that are not excessive in value or frequency, and then only to the extent that such entertainment (a) is in the ordinary course of business consistent with past practice for an associate with your job responsibilities, and (b) does not violate the policy of any other party involved.

          Loans & purchases: Associates should not accept loans from any persons or entities having or seeking business with the Company (other than from a financial institution through a normal course of business at prevailing interest rates at the time of borrowing).

          You may also not purchase items for personal use from vendors having or seeking business with the Company except through the vendor's normal channels of business without discount (except for discounts that are generally available to the buying public).

          Relationships: Associates owe a duty to the Company to advance its legitimate interests when the opportunity arises. In that respect, you are prohibited from taking for yourself personally opportunities that are discovered through the use of corporate property, information, or your position with the Company, unless the Company has knowingly decided not to avail itself of the opportunity and approves your participation in that opportunity by Prior Approval. You may not use corporate property, information, or your position for improper personal gain, and associates and officers may not compete with the Company directly or indirectly without the consent of the Board of Directors.

          An associate's family members may not receive compensation, commissions or gifts from companies or organizations that deal with the Company if such receipt could be construed as influencing the associate's decision to cause the Company to undertake or expand a relationship with any such Company or organization.

          Additionally, the Company prohibits the paying or receiving of bribes, payoffs, kickbacks or kickback schemes, unexplained rebates, disguised allowances or expenses or anything that may be considered illegal, unethical or compromising.

Political Contributions

     You shall not make political contributions or incur a political expenditure on behalf of the Company or obtain reimbursement for any such contribution or expenditure.

     Contributions and expenditures are not limited to cash contributions to candidates or committees. They also include purchases of tickets to political dinners, advertisements on behalf of candidates, and donations of corporate property, services or personnel.

     This prohibition also applies to contributions to trade associations or their political action committees where such contributions will be directly or indirectly used for political purposes, including campaign contributions and lobbying expenses, except for contributions made in connection with the support of legitimate lobbying efforts by trade associations of which the Company is a member that are previously approved by the Business Conduct Committee.

Company Assets

     The Company's assets, including information assets, such as the internet, intranet, e-mail, and other communications equipment, may only be used for purposes of Company business. You may not use Company funds or other Company property for illegal, unethical or otherwise improper purposes. These purposes include, but are not limited to, use of funds for commercial or political bribery and diversion of money from legitimate corporate accounts for improper purposes. In addition, no unrecorded or undisclosed accounts or funds shall be established for any purposes. Associates must safeguard the Company's tangible assets against loss or unauthorized use. Misuse of the Associate Discount privilege is considered a violation of this Policy. You may not use or divert Company property (including the services of other associates) for your own advantage or benefit and should not use corporate letterhead for matters not directly related to Company business.

Non-Public, Confidential & Proprietary Information/Prohibition Of Insider
Trading

     You shall not disclose confidential or proprietary information of or relating to the Company to any third party, except as part of your job responsibility or upon Prior Approval.

     All information pertaining to the Company's business and not publicly disseminated is confidential and proprietary and should be used by the associate only for performing job responsibilities.

     Among the Company's most valuable assets are information or data relating to the business of the Company, including, without limitation, financial information; sales and pricing information; customer information; marketing and advertising data and relationships; trademarks and service marks; proprietary software or Company-owned software modifications, templates, worksheets or other programs; inventions, discoveries, trade secrets, ideas and writings which are developed or made by its employees or lawfully acquired others. These assets must be safeguarded. Improper use or disclosure of the Company's confidential information may subject the Company and its employees to liability, including penalties for insider trading.

     No associate shall use or disclose material non-public information that he or she obtains as a result of employment or association with the Company for stock trading purposes or for any other purpose except the conduct of our business. "Material" information about the Company is information of such importance that it could be expected to affect the judgment of investors as to whether or not to buy, sell, or hold securities of the Company, such as whether the information could be reasonably expected to affect the price of our stock. Information is considered "non-public" unless it has been adequately disclosed to the public. Examples of adequate disclosure include public filings with the Securities and Exchange Commission and the issuance of Company press releases.

     Among other things, it is improper to use non-public information in connection with any securities transaction in which the associate has a beneficial interest, or to communicate non-public information to persons outside the Company who may use the information to exercise an option, or purchase or sell securities. This is known as "insider trading" and is illegal.

     In addition, associates must not permit any family member or one acting on his/her behalf to purchase or sell securities using non-public information. This restriction not only applies to the Company's stock, but also to stock of any other company to the extent non-public information about such company was obtained in the course of employment.

Accurate & Timely Financial Records

     The Company is responsible for furnishing fair, accurate, complete and understandable financial information on a periodic and timely basis to its shareholders, the investment community, creditors, governmental agencies and others. The Company's reports and documents filed with or submitted to the Securities and Exchange Commission and other public communications shall include fair, accurate, timely, complete and understandable disclosure. To this end, the Company shall:

     o    comply with generally accepted accounting principles at all times;

     o maintain a system of effective internal controls, including procedures to protect the Company's assets, that will provide reasonable assurances to management that all transactions are properly authorized, as well as completely and accurately recorded;

     o maintain books and records that in reasonable detail completely, accurately and fairly reflect the Company's transactions;

     o prohibit the unauthorized acquisition, use or disposition of Company assets, and the establishment of any undisclosed or unrecorded funds or assets, false or misleading entries in the Company's books and records; and

     o maintain a system of controls and procedures that will provide reasonable assurances to management that material information about the Company is accumulated and communicated to management, including the Chairman, President and CEO and CFO, to allow timely decisions regarding disclosure.

     Associates must help to ensure that the Company's periodic reports and public statements comply with all applicable regulations and are fair, accurate, timely, complete and understandable. In particular, the Company's financial statements included in its periodic reports must accurately and fairly disclose the Company's assets, liabilities and other material transactions engaged in by the Company. Any associate who becomes aware of any noncompliance with applicable regulations, or of any inaccuracies in any of the Company's reports and public statements, or material omissions from the Company's reports and public statements, shall immediately report such inconsistencies or omissions to the Chair of the Audit Committee (such report may be made through the procedures outlined at the beginning of this policy). Associates must not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others whether within or outside the Company, including to the Company's directors and auditors, or to government regulators and self-regulatory organizations.

Records Retention

     In order to maintain the integrity of the Company's record-keeping and reporting systems, associates must know the records retention procedures for their respective area, including how data is stored and retrieved. Associates have a responsibility to know how to document and transact any entries or records that they are responsible for. The Company's record retention policy specifies that all documents must be retained for legal and business purposes. No document - including originals, drafts, duplicates, as well as computer files, disk drives, hard disks, floppy disks, CD-ROMs, or any other media - may be destroyed, altered or removed from any file or premises where it is stored other than in accordance with the Company's record retention policy. Communicating false or derogatory information - as well as altering or the unauthorized destruction of any document - is a violation of Company policy and, in many cases, illegal. Associates doing so are subject to strict disciplinary action, including dismissal, as well as referral to appropriate authorities.